EXHIBIT 23A

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-86664) pertaining to the First Financial Bancorp Thrift Plan and Trust of our report dated June 24, 2003, with respect to the financial statements and schedules of the First Financial Bancorp Thrift Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

June 24, 2003
Cincinnati, Ohio